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On Monday July 2, 2012, at 11:00 a.m. Eastern Daylight Time, Brightpoint, Inc. (the “Company”) participated in a conference call to discuss the transaction discussed in the Company’s 8-K, which was filed with the U.S. Securities and Exchange Commission on July 2, 2012.

A transcript of the conference call is below:

CORPORATE PARTICIPANTS

Damon Wright Ingram Micro Inc—Executive Director, IR

Alain Monie Ingram Micro Inc—President, COO

Robert Laikin BrightPoint, Inc.—Chairman, Founder and CEO

Bill Humes Ingram Micro Inc—Senior EVP and CFO

Vincent Donargo BrightPoint—CFO

CONFERENCE CALL PARTICIPANTS

Brian Alexander Raymond James & Associates—Analyst

Matthew Sheerin Stifel Nicolaus—Analyst

Craig Hettenbach Goldman Sachs—Analyst

Osten Bernardez Cross Research, LLC—Analyst

Richard Kugele Needham & Company—Analyst

Jason North Jefferies & Co.—Analyst

Keith Housum Northcoast Research—Analyst

PRESENTATION

Operator

Welcome to the Ingram Micro Corporate conference call. At this time, participants are in a listen-only mode. (Operator Instructions).

Today’s conference is being recorded. If you have any objections, you may disconnect at this time. Now I will turn the meeting over to Mr. Damon Wright, Executive Director of Investor Relations.

Damon Wright—Ingram Micro Inc—Executive Director, IR

Thank you, Marsha, and good morning to those of you on the call and webcast. Joining me to discuss this morning’s announcement are Alain Monie, Ingram Micro’s President and Chief Executive Officer; Bill Humes, Ingram Micro’s Chief Operating and Financial Officer; Robert Laikin, BrightPoint’s Founder, Chairman and Chief Executive Officer; and BrightPoint’s CFO, Vince Donargo. Alain, Bob and Bill will provide some opening comments regarding today’s announcement, after which all will be available for a question and answer session. Today’s call is being held specifically to discuss the acquisition of BrightPoint by Ingram Micro, and we request all questions be limited to this topic. We have also prepared presentation slides to highlight key aspects of this transaction, which may be found with today’s news release at the Investor Relations section of Ingram Micro’s website at www.Ingrammicro.com.

During today’s discussions, we will make statements that are forward-looking. These forward-looking statements, and all other statements made on this call that are not historical facts, are subject to a number of risks and uncertainties. Please refer to today’s news release and documents filed with the Securities and Exchange Commission, specifically the Risk Factors listed in Item 1A of both our Form 10-K for the fiscal year ended December 31, 2011, and our Form 10-Q for the fiscal quarter ended March 31, 2012 for more information on the risks that could cause results to differ materially. In addition, this conference call is the property of Ingram Micro, and may not be recorded or rebroadcast without the specific written permission from the Company. The presentation slides and a replay of the call will be available for one week on Ingram Micro’s website, or by calling 866-435-1317. I would now like to turn the call over to Alain. Alain?

Alain Monie—Ingram Micro Inc—President, COO

Thank you, Damon. Welcome, everyone, and thank you for joining us this morning on short notice. We are very excited about our agreement to acquire BrightPoint, and believe this transaction provides meaningful benefits to stakeholders in both companies. The combination of Ingram Micro and BrightPoint will create a leading global provider of device life cycle services and solutions for the mobility industry. This transaction is a key milestone in the execution of Ingram Micro’s stated strategy, as outlined at our Analyst Day last November. At that time, we presented our plans to pursue high growth markets, and expand our services and solutions offerings into additional higher margin value add areas.

We also highlighted the mobility market as strategically important for Ingram Micro. This transaction delivers on all of these initiatives, to an extent that would have been challenging to achieve on our own. BrightPoint should contribute well over $4 billion in annual mobility distribution revenues, while broadening our geographic footprint. Through the addition of a full suite of high value mobility services and solutions, we will also more than quadruple our high margin logistics services business to an annual run rate of more than $600 million. We expect the addition to be at least $0.35 accretive to Ingram Micro’s annual earnings per share by 2014, excluding reorganization and integration costs associated with the merger of the two businesses.

Ingram Micro’s vendors, partners and customers will benefit from access to an expanded portfolio of mobility products, as well as a full suite of device life cycle services and solutions. BrightPoint’s vendor partners, customers, network operators and mobile virtual network operators will have the opportunity to benefit from the financial strength, scale, wider geographic reach, and broader line card of the world’s largest technology distribution Company. The companies share common culture, with similar discipline in our business management practices, and a complete focus on customer service. We will have a powerful geographic footprint, and expect meaningful opportunities to drive synergies and efficiencies across the business. The combined Company will be a global one-stop-shop for technology and mobility products and services.

As we look at the strategic rationale behind this deal, Ingram Micro provides the integral bridge between vendors and resellers, and is an expert in combining a wide array of technologies and products to create the complete IT solution. Our more than 1,300 vendors cover the spectrum of the technology industry. Our customers include 190,000 value-added resellers, primarily focused on sales into the SMB market. We also have a growing logistics business that serves multiple industries, including consumer electronics, housewares, toys and mobility. With sales into more than 140 countries, we are the only truly global technology distributor, and believe we offer the broadest line cards in the industry.

Early on, we identified mobility as strategically important, because it offers significant growth and profitability profiles. The mobility market is forecasted to grow faster than other technology sectors, driven by a robust replacement cycle, as well as the convergence of telecommunications, computing, and media. Additionally, the vendors, customers and market dynamics are well-aligned with Ingram Micro’s expertise. Third party-industry analyst firm IDC pegged global handset and tablet market at nearly $350 billion for 2011, and projects a compound annual growth rate in excess of 8%, resulting in a total addressable market of $480 billion by 2015. In spite of tremendous recent growth, smartphones and tablets remain in the early stages of adoption, and promise to provide further meaningful revenue and profitability catalyst for years to come.

According to IDC, smartphone shipments are forecasted to grow from 494 million in 2011 to 1.2 billion units in 2016, a compound annual growth rate of nearly 19%. By 2015, over half of the mobile phones shipped are expected to be smartphones, and we believe this estimate is conservative. IDC forecasts worldwide tablet shipments to grow at an even faster rate, rising from 60 million units in 2011, to 335 million units by 2015, a compound annual growth rate of 54%. The dramatic growth in these segments is being driven in part by the ever-increasing demand for access to data, any time, anywhere, on any device.

BrightPoint is an excellent strategic fit for Ingram Micro, and I am pleased that several members of the senior management team have committed to senior roles within our new organization after the acquisition is complete. In addition to Vincent Donargo, BrightPoint’s existing regional Presidents, Mark Howell in the Americas, Bruce Thomlinson in Asia Pacific, and Anurag Gupta in EMEA will continue to lead our mobility operations in their respective regions. In addition, Bob Laikin will serve in a senior advisor role to Ingram Micro. We are confident this combination will offer us a solid and sustainable platform for growth. Also, through significant operational and cost synergies, we expect to generate returns in the mobility market far greater than either Company would achieve on its own. I would now like to turn the call over to Bob to discuss BrightPoint’s business, and his perspective on the outstanding fit between our two companies. Bob?

Robert Laikin—BrightPoint, Inc.—Chairman, Founder and CEO

Thank you, Alain. Today is a milestone in the history of BrightPoint, and we truly look forward to becoming a part of Ingram Micro’s global organization. After a thorough evaluation of BrightPoint’s opportunities and alternatives for creating value for our shareholders, BrightPoint’s Board of Directors concluded that this transaction makes excellent financial and strategic sense, and represents the best outcome for our shareholders. BrightPoint’s Board of Directors unanimously approved this transaction. I am going to provide a brief overview of BrightPoint’s business, and cover some areas that demonstrate exactly why we believe this deal is very compelling.

I founded BrightPoint in 1989, and along with our management and employees we have grown the Company into a global leader in mobility device life cycle services. We provide a full suite of end-to-end supply chain and customization solutions to manufacturers, retailers, network operators, and mobile virtual network operators who are looking to drive costs out of their supply chain, and turn their cost models from fixed to variable. Our unique solutions include everything from basic warehousing to software loading, order and accounts receivable management, end-user fulfillment, and reverse logistics, really including everything from repair to refurbishment and recycling of wireless devices. BrightPoint offers an unparalleled level of capability and services, which enable our partners to drive competitive differentiation through their supply chain.

We operate two lines of business, logistics services and distribution. We handled more than 112 million wireless devices in 2011, an increase of 14% as compared to 2010. In 2011, approximately 80% of the devices that we handled were through our logistics services business, which contributed revenues of $544 million. This is a high touch operation, providing unique value add to our partners, the benefit of which is reflected in our gross margin that has ranged between the mid 30%s to the high 40% range over the past four years. Similar to Ingram Micro’s logistics business, we typically do not own the inventory. This results in favorable working capital dynamics, and enables significant economies of scale by leveraging our established infrastructure. We believe BrightPoint offers the most compelling end-to-end suite of forward and reverse logistics in the mobility industry. As Alain mentioned, the global wireless device industry is expected to experience significant growth over the next several years. As more and more wireless devices go into the market, more will come out as well. Someone has to repair, refurbish and recycle these devices. These services are not just good for our Company, but good for the environment as well.

Our distribution business is squarely aligned with Ingram Micro’s expertise. In 2011, we reported $4.7 billion in traditional handset and tablet distribution revenue, representing approximately 20% of the devices we handled. This business is volume-driven with expected accompanying gross margin profile. Strict discipline in driving efficiencies and a keen focus on operating leverage is the key to achieving higher profitability. Global scale and a broader product portfolio are critical elements to being the most attractive partner to the industry’s leading companies, and we will accomplish this by joining the world’s largest technology distributor.

Our customer and vendor partners include the Who’s Who of the wireless industry. We have deep relationships with many of the world’s leading smartphone manufacturers, and have built long-term relationships with industry leaders in all commercial segments of the wireless industry, including the direct and indirect channels, network operators, mobile virtual network operators and mass retailers. Similar to Ingram Micro, we have a global footprint with operations in 24 countries around the world. We do business in more than 75 countries, serve more than 25,000 B2B customers with over 100,000 points of sale across the globe. It’s easy for me to articulate the strategic fit between our companies, particularly as this combination has the added benefit of directly addressing several of BrightPoint’s ongoing global growth initiatives.

From a geographic expansion standpoint, Ingram Micro provides immediate access to the rapidly growing Asia Pacific region. We also believe Ingram Micro will enhance our relationships with leading tablet manufacturers. BrightPoint just began its initial foray into this market last year and quickly established a leadership role, which is important in this rapidly expanding segment. Similar to smartphones, the added complexity and functionality of tablets is expected to provide significant logistics and service growth opportunities. On the logistics side of the business, BrightPoint has invested in and developed tremendous global infrastructure. A key strategic initiative of ours has been leveraging our presence, and expanding our services and solutions beyond traditional wireless device market. Just last quarter, we signed our first non-wireless device customer, a leading edge digital camera manufacturer.

Ingram Micro has excelled in building out its logistics expertise beyond its traditional IT business, and gaining this expertise is an exciting prospect. We believe the benefits of this combination are clear. Together, we can provide lower cost, greater service levels and more opportunities to our customers, our vendor partners and our employees than we can do alone, and we believe this transaction represents the greatest value for BrightPoint shareholders. I would now like to turn the call over to Bill.

Bill Humes—Ingram Micro Inc—Senior EVP and CFO

Thanks, Bob. I’m going to briefly cover the major deal terms, and then highlight some of the financial metrics that add to the attractive nature of this transaction. As covered in this morning’s press release, Ingram has agreed to acquire BrightPoint and paid $9.00 per share in cash for all of the outstanding shares of BrightPoint’s common stock. The transaction is valued at approximately $840 million, including the value of approximately $190 million of BrightPoint’s estimated net debt, net of cash as of June 30, 2012. We expect to close before the end of the year, subject to BrightPoint shareholder approval, certain regulatory approvals and other customary closing conditions. We plan to fund the acquisition from cash on hand and our existing credit facilities. However, we obtained a commitment for a $300 million debt facility to be provided by Morgan Stanley to supplement our existing debt capacity.

As Alain highlighted, BrightPoint fits squarely within our stated strategic objectives of driving accelerated revenue growth and rapidly expanding in more profitable markets. BrightPoint has driven significant year-over-year revenue growth in both distribution and logistics services. Distribution revenues increased by more than 40% in 2011 compared to 2010, led by strong growth in the Asia Pacific region. On the logistics services side, 2011 revenues increased by more than 60% to over $540 million when compared to 2010. The Americas led the way, contributing 75% growth, as BrightPoint continues to build its value add services and solutions portfolio. The acquisition at the end of 2010 of Touchstone Wireless, a leading — a leader in the highly important repair and reverse logistics market, was a large driver of the year-over-year increase in the Americas logistics services revenue. In addition, after meaningful investments in Centers of Excellence within the EMEA region, BrightPoint’s relevance within the market increased substantially, with logistics units handled in the region nearly tripling over the last three years.

BrightPoint’s overall gross margin profile is accretive to Ingram Micro, as total gross margins for BrightPoint has historically been significantly higher. The driver is greater contribution from logistics services, and we expect to see a healthy increase to Ingram Micros overall gross margin when we combine the two companies. Comparing the two Company’s gross margin performance is not completely an apples-to-apples comparison, as BrightPoint includes some allocated operating expenses including warehouse, labor and [organic] expense in cost of sales for its distribution business.

On the operating margin front, the Americas has been the clear outperformer for BrightPoint, with operating margin approaching 6% excluding corporate overhead, benefiting from the lion’s share of the Company’s logistics services business. Asia Pacific has also been a strong profit engine for BrightPoint, led by increasing demand for mobile devices and services. EMEA operating margins have held up relatively well, despite the continued economic uncertainty that is prevailing in many markets. These historical financial metrics illustrate that this combination is highly additive to Ingram Micro’s financial profile.

Additionally, we expect to recognize annual cost synergies and efficiencies in excess of $55 million by 2014, which will further increase the expected returns of this combination. We expect the transaction to be accretive to 2013 earnings per share by at least $0.18 and by $0.35 in 2014, excluding one-time charges and integration costs associated with this acquisition. Included within these accretion expectations is an estimate of annual non-cash amortization expense from intangible assets acquired in this transaction of approximately $35 million or $0.16 per share, based upon preliminary modeling assumptions. In addition to the value creation that we expect from driving cost synergies and efficiencies, we also have the opportunity for meaningful revenue and logistics services synergies.

To sum up what we heard today, together BrightPoint and the Ingram Micro will create what we believe is the most comprehensive mobility device life cycle service and solution offering in the world. Vendor partners, network operators and mobile virtual network operators will benefit from best-in-class capabilities, and unrivaled geographic reach. Customers of both companies will see value add with access to a broader range of products and solutions, as well as expanded capabilities and service, and in sales and marketing. The fit is excellent, and we have the opportunity to drive meaningful cost and revenue synergies, all with the goal of creating shareholder value. Operator, we will now open the call for questions.

QUESTIONS AND ANSWERS

Operator

Thank you.

Our first question is from Mr. Bob Alexander of Raymond James. Your line is open.

Brian Alexander—Raymond James & Associates—Analyst

The name is still Brian, but thank you. Bill, on the EPS accretion of $0.35 in 2014, if I take it literally and work my way back to EBIT, I get $110 million which compares to the $75 million reported by BrightPoint last year. So if I layer in the $55 million in synergies on top of that, it basically comes out to $130 million of total EBIT adjusted for synergies with no growth. So I’m just wondering what I’m missing there?

Bill Humes—Ingram Micro Inc—Senior EVP and CFO

Yes. One of the factors you have to build in is the amortization expense we create from the acquisition of intangibles. Did you include that, Brian?

Brian Alexander—Raymond James & Associates—Analyst

Okay. So that — I think you said it was at $30 million or $35 million?

Bill Humes—Ingram Micro Inc—Senior EVP and CFO

$35 million, estimated, obviously very preliminary, given accounting and modeling assumptions at this point in time.

Brian Alexander—Raymond James & Associates—Analyst

Okay. So that would be the only adjustment?

Bill Humes—Ingram Micro Inc—Senior EVP and CFO

Yes.

Brian Alexander—Raymond James & Associates—Analyst

Okay. The — I guess the reason for the margin declines, if I look at the 10-K last year, in both logistics and distribution, logistics margins I think were down from 49% to 37%. Distribution was down to 3.7% from 4.6%, both of those are gross margins. So I guess the first question is what caused the margin decline last year? What’s the outlook going forward, and just from a high level what creates the volatility in margins, particularly on the logistics side?

Alain Monie—Ingram Micro Inc—President, COO

Yes, Brian, this is Alain, I think that Bob is probably in a better position to answer that question. Bob, do you want to go ahead?

Robert Laikin—BrightPoint, Inc.—Chairman, Founder and CEO

Yes, I’m going to pass it over to Vince Donargo.

Vincent Donargo—BrightPoint—CFO

Yes. So as Bill mentioned in his earlier comments, we acquired Touchstone Wireless at the end of 2010. And putting that business into our logistics mix is a lower margin, that adjusted the margin profile for logistics. On the distribution side, we have been experiencing a lot of competition, and our distribution margins usually follow that of our OEM partners who have been struggling during the same period.

Brian Alexander—Raymond James & Associates—Analyst

So are these kind of the right levels to think about going forward, or would you expect a major change from where we were in 2011?

Vincent Donargo—BrightPoint—CFO

Our last guidance on our last call was distribution margins from 3.4% to 4%, and logistics margins from 32% to 38%.

Brian Alexander—Raymond James & Associates—Analyst

Okay. And then just on Nokia and RIM, it looks like they’re 50% of the devices that you handled last year. So given the outlook for those two vendors being relatively bleak, to what extent are the share gains by others like Apple and Samsung going to offset that within your business? And just talk about your relationship with some of the vendors that are gaining share, versus those that are losing?

Robert Laikin—BrightPoint, Inc.—Chairman, Founder and CEO

Yes. I’ll talk more — this is Bob. I’ll talk more about the vendors, and how that fits into our business. We are agnostic towards the different vendors on the distribution side as well as on the logistics side. On the logistics side, which is 80% of the units that we handle, our customers, Sprint, T-Mobile, TracFone, Metro, et cetera, they pick, they decide which units they’re going to put into our warehouses. So whether it’s an Apple device or a RIM device or a Samsung, they decide. So market share gains between vendors on the logistics side don’t really impact our business. As it related to the first quarter of 2012 on the distribution side, Samsung was our number one vendor partner as far as units handled. And they were over, they were about 25%, and Nokia was number two, which was less than 25%.

Brian Alexander—Raymond James & Associates—Analyst

All right, thanks. I’ll get back in the queue.

Operator

Our next question is from Matt Sheerin of Stifel Nicolaus. Your line is open.

Matthew Sheerin—Stifel Nicolaus—Analyst

Yes, thanks. I just wanted to ask a question regarding that $55 million in cost savings. Could you break that down a little bit? Are you looking at warehouse consolidation, headcount reduction? And also, are you factoring in any efficiencies from an IT integration? And the follow on question there is I know you’re obviously going through a tough IT integration now with the ERP implementation. How does this acquisition impact that?

Bill Humes—Ingram Micro Inc—Senior EVP and CFO

Hi, Matt, this is Bill. Overall, I would say at this point in time, we’re considering all factors of potential synergies and integration opportunities. But we are not going to go into further detail in the sense of what specifics as we work through. We’re still operating and going to have to operate as two separate public companies going forward until the actual deal closes. So we will update further on synergies and expected areas and changes going forward. But I do believe there’s some great opportunities for the cost synergies in all areas, as well as potential revenue synergies for sure.

Matthew Sheerin—Stifel Nicolaus—Analyst

All right. And then, on your IT integration and your ERP upgrade plans, any impact from this acquisition?

Alain Monie—Ingram Micro Inc—President, COO

Well, this is Alain. We’re going to continue our ERP plan as we had expressed in our own previous calls, with the prudent — and fixing the areas that needed to be fixed before further rollout in our own countries. We still have some work to do, in order to look at the integration impact there. But again, BrightPoint today has an IT infrastructure that is working, working well. So we’re going to be prudent in the way we’re going to be looking at the integration plans.

Matthew Sheerin—Stifel Nicolaus—Analyst

Okay. And then, on my follow-up question, I know that BrightPoint has an equity or minority equity position in Intcomex, which is a competitor of Ingram Micro down in Latin America, and I know there’s a joint venture with mobile devices between BrightPoint and Intcomex. How does this deal impact that relationship?

Bill Humes—Ingram Micro Inc—Senior EVP and CFO

I’ll —

Robert Laikin—BrightPoint, Inc.—Chairman, Founder and CEO

Yes, go ahead.

Bill Humes—Ingram Micro Inc—Senior EVP and CFO

This is Bill. Overall, I would say we’re excited about our potential opportunities with the combined business, in all of our emerging markets, as well as several other markets. So I’d say, for us we look at it as an opportunity overall.

Matthew Sheerin—Stifel Nicolaus—Analyst

But they are still a competitor though, or no?

Bill Humes—Ingram Micro Inc—Senior EVP and CFO

Yes, I mean they are in the IT space. They are definitely — they are a competitor, a little bit different customer base, but they are a competitor. But obviously we have great operations across most of Latin America, both through export and in-country operations. And we believe we have an excellent infrastructure to support the incremental revenue synergies into that arena.

Matthew Sheerin—Stifel Nicolaus—Analyst

Okay, thanks a lot.

Bill Humes—Ingram Micro Inc—Senior EVP and CFO

You’re welcome.

Operator

Our next question is from Mr. Craig Hettenbach of Goldman Sachs.

Craig Hettenbach—Goldman Sachs—Analyst

Yes, thank you. Alain, if you can just talk about the strategy around mobility, getting deeper in this market, versus maybe opportunities that you see in the data center, in terms of going this route through M&A?

Alain Monie—Ingram Micro Inc—President, COO

Yes. Well, as we explained a couple of times already, our strategy has several legs I would say, several directions. Mobility is one of them. But you are correct, data center and what we call value computing businesses as well, as logistics are, so those remain the strategic directions that we are going to be investing in. BrightPoint fills a number of those areas, which are around the mobility growth, around more services business, around logistics, and around a global footprint. There you are correct to say, that as far as the data center is concerned, that’s not through the BrightPoint acquisition. But that remains one of our strategic directions as well, and so we’ll continue investing in those areas.

Craig Hettenbach—Goldman Sachs—Analyst

Got it. Thank you.

Operator

Our next question is from Osten Bernardez of Cross Research. Your line is open.

Osten Bernardez—Cross Research, LLC—Analyst

Hi there, good morning. Thanks for taking my question. My first question has to do with the — back to the question on margins and the view taken in the outlook. Does BrightPoint still believe in a sort of long term target of 2.5% to 3% in operating margins? Is that still something that in the future is attainable for that business?

Alain Monie—Ingram Micro Inc—President, COO

Bob or Vince, do you want to take that question?

Vincent Donargo—BrightPoint—CFO

Sure. That 2.5% to 3% is valid, depending on the mix of our distribution and logistics. Recently, we’ve seen a mix more toward the distribution side of the business, due to the unit growth in the distribution Asia Pacific and in the EMEA region. So as long as that mix shifts back, the 2.5% to 3% is good with additional efficiencies and leverage.

Osten Bernardez—Cross Research, LLC—Analyst

Okay. And then secondly, can you describe for me sort of with — I guess can you give me an example what you think BrightPoint will be able to do now, as part of Ingram Micro that it could not have done separately?

Alain Monie—Ingram Micro Inc—President, COO

Well, we have our own ideas, but Bob, why don’t you start?

Robert Laikin—BrightPoint, Inc.—Chairman, Founder and CEO

Sure. I think this is a very compelling transaction for a variety of reasons. BrightPoint shareholders have said to us for many years, when is BrightPoint going to go back into China? We didn’t–we were a major leader, we were the number two market share leader in China in the 1990s, and we exited in the late 90s, early 2000s. So I think with Ingram’s relationships and footprint in China, I think that’s very exciting. We have a footprint, BrightPoint has a footprint in Africa. And I think Ingram, their products going into Africa, we have a good way to take those products there. Both companies have an exciting business inside of India, although both of us are small players compared to the size of the market, and as compared to the real leaders inside India. And I think together, we have an opportunity to really participate in a much bigger way in India. And then from the BrightPoint side in Canada, we’ve been asked for at least five years by many network operators an manufacturers to go to Canada. And we have been shying away from it because we didn’t have the people or the infrastructure in Canada. And I think with Ingram’s footprint in Canada, it makes for a pretty compelling opportunity.

I think our customers and suppliers look at the balance sheet, will look at the balance sheet of Ingram. And when they look to outsource mission critical functions, typically network operators for manufacturers want to sleep at night, knowing that when they outsource something to a company that, that company is going to be around for the long term, and they look at their financial wherewithal. And I think Ingram’s balance sheet will be very, very–it will be a big selling point for a lot of these RFPs that are out there in the pipeline. And BrightPoint has publicly talked about the pipeline of RFPs in the wireless space of being at the highest level in many years. So I think it only enhances our chance to win a lot of these RFPs that are in the pipeline.

Osten Bernardez—Cross Research, LLC—Analyst

Thank you very much.

Operator

Our next question is from Rich Kugele, Needham & Company. Your line is open.

Richard Kugele—Needham & Company—Analyst

Thank you, good morning. Just a few questions. First, if you can just talk about some of the recent challenges that BrightPoint has been suffering through, and kind of how you’re going to address that if you think the business is stabilized? I know the guidance was revised here today, especially in light of — I suppose you’ve got one major customer on the logistics side moving away by the end of the year. And then Bill, if you could get into the intentions maybe around the debt? If you think that their debt is the right structure if you think you can refinance it all, is that also incorporated into some of the savings? And I have got one follow-up.

Alain Monie—Ingram Micro Inc—President, COO

Bob, maybe you can address the customer question?

Robert Laikin—BrightPoint, Inc.—Chairman, Founder and CEO

Sure. So we received notice back in February about one customer, logistics customer in the Americas region, that intended — gave us notice they intended to transition to another service provider. The reason behind it is still unclear. I can tell you today, we are still providing services for that particular customer. We have strong relationships with our customers. We think our business model is a sticky one, and we think that it’s a high value to our customers. Offers a lot of flexibility, but also has been a–has been the–we have been low cost provider,. So we’ve recently renewed with Sprint and Metro PCS, those contracts or other contracts are longer term in nature. They aren’t up for review this year.

And in our industry, I can tell you — I have been in this industry since 1989. In 1989, logistics within wireless did not exist. BrightPoint invented, conceptualized and rolled out this whole logistics within wireless. And it’s something we understand, and we understand well. We are considered the expert in wireless logistics. And I can tell you that in the past, at times when customers notify us that they want to switch to another provider, it’s always done in stages. And history has shown us that notifying us they want to leave, and them actually leaving completely doesn’t always happen. So I think there’s still a chance that this particular customer doesn’t leave.

Bill Humes—Ingram Micro Inc—Senior EVP and CFO

And Rich, on the other question, on the stand-alone BrightPoint’s debt, likely when we do close the transaction, we obviously have great access to capital at pretty economic rates. So there is a good opportunity for us to save some of the money by absorbing their existing working capital and operational debt into our debt structure going forward.

Richard Kugele—Needham & Company—Analyst

Okay. Then my last question is just about describing kind of a typical vendor engagement. I mean, do you normally start off with a new vendor at the disty level, and move them into logistics? Or have you seen a broader spectrum than that?

Robert Laikin—BrightPoint, Inc.—Chairman, Founder and CEO

Yes, it works both ways. Sometimes the relationship starts off as a disty relationship, and builds into a logistics relationship. Sometimes it starts as logistics, and builds into a disty. I can give you examples where it works both ways,. So with RIM, we are their largest distributor in Asia for handsets. And we also provide logistics for their PlayBook products globally, as well as logistics for their accessories for the handsets and PlayBooks. We see opportunities with a lot of new entrants out of China, who are taking their products — and there’s probably 100 new manufacturers inside China that have a desire to take their products globally. Some of the well name — well-known brands are the ZTEs and the Huaweis, but there is also many more behind those. These companies come to us initially, and they say we would like you to buy our products as a distributor. Lately, we have been having more success turning those into logistics relationships, with a higher margin, lower risk profile.

Richard Kugele—Needham & Company—Analyst

Okay, great. Thank you very much. Congratulations.

Alain Monie—Ingram Micro Inc—President, COO

Thank you.

Operator

Our next question is from — I believe it’s Ben Reitzes of Barclays. Your line is open.

Unidentified Participant—- Analyst

Hi this is actually Matt on for Ben. I was wondering if you could give us a little more color on how this increases Ingram’s exposure to Apple specifically? And also I know you gave some color on Samsung and Nokia at BrightPoint. And I was wondering if you guys were ramping up your share of Apple there, in terms of I guess, both iPads and iPhones?

Alain Monie—Ingram Micro Inc—President, COO

Well, we are not going to be discussing details on shares of specific vendors. What we have done both on the Ingram side and on BrightPoint side, is really develop expertise around services for our customers. And the vendors that have successful products come along and work with us — we work with them as that success goes ahead. So we really are all about serving the customers, their needs and providing the best suite of products in a very broad line. So those shares will go–vary with time, with the success of each of those companies. But frankly, as Bob mentioned before, we are more linked to our customers needs, than to necessarily to the vendors products at one point in time, and that evolves with time, all the time.

Unidentified Participant—Analyst

All right. Thank you very much.

Operator

Our next question is from Peter Misek of Jefferies. Your line is open.

Jason North—Jefferies & Co.—Analyst

Hi, this is Jason North for Peter. I was wondering for Ingram Micro, what overall if any, kind of metrics you could give for the size of your handset business, and the geographic exposure for it? Thanks.

Alain Monie—Ingram Micro Inc—President, COO

What was your question again? I am sorry — didn’t catch.

Jason North—Jefferies & Co.—Analyst

Any metrics about the size of your handset business, and the geographic exposure.

Alain Monie—Ingram Micro Inc—President, COO

Well, we don’t split the, we don’t provide the metrics specifically for that business at Ingram. Our geographic coverage, we have that service, and that–those products available across the world. We are today in 26 countries, and we export to a lot of other countries. Obviously, we are stronger in some geographies than others, as far as distributing handheld devices. But we do it both on distribution as well as on logistics services, and that really is across the world.

Jason North—Jefferies & Co.—Analyst

Okay. Do you anticipate any issues in terms of regulatory approval, and any need for divestitures?

Alain Monie—Ingram Micro Inc—President, COO

We have looked at fairly carefully at this — and the two businesses are really very complementary. And so, we frankly do not expect any major issue there. We’ll have to go through the process, but at this point we have estimated that the risks are very reasonable.

Jason North—Jefferies & Co.—Analyst

Okay, great. Thank you.

Operator

Keith Housum, Northcoast Research, your line is open. Keith Housum, your line is open. Please check your mute —

Keith Housum—Northcoast Research—Analyst

Good morning. I’m sorry. Thanks for taking my phone call this morning. In terms of the logistics customer that was referred to earlier that gave notice of perhaps leaving from BrightPoint, can you give me an understanding of perhaps how big the customer is, in terms of the overall logistics business?

Alain Monie—Ingram Micro Inc—President, COO

Bob?

Vincent Donargo—BrightPoint—CFO

We had disclosed, BrightPoint has disclosed it was $6.8 million of revenue —

Keith Housum—Northcoast Research—Analyst

Okay.

Vincent Donargo—BrightPoint—CFO

Of units, sorry, 6.8 million units in 2011.

Keith Housum—Northcoast Research—Analyst

6.8 million units.

Robert Laikin—BrightPoint, Inc.—Chairman, Founder and CEO

And last year, we handled 112 million total units.

Keith Housum—Northcoast Research—Analyst

Okay, appreciate that. I think the rest of my questions have been asked already. Appreciate it, thank you.

Alain Monie—Ingram Micro Inc—President, COO

Good, thank you.

Operator

Mr. Brian Alexander, Raymond James, your line is open.

Brian Alexander—Raymond James & Associates—Analyst

I guess just a couple quick follow-ups. Post transaction, Bill, what percentage of your cash will be onshore versus offshore, number one. Number two, how does this transaction affect your appetite for the share repurchase program, where you still had I think $174 million remaining as of last quarter? And then three, would just be do you have an estimate for what the pro forma tangible book value of Ingram will be after this transaction?

Bill Humes—Ingram Micro Inc—Senior EVP and CFO

Yes, a series of questions though, Brian. I’ll try and answer them as best as possible. On the mix of cash onshore, offshore–really I, one, I would step back, and say look at the mix of available capital, but let’s break it down to your question. I would say, it pretty much stays relatively the same. A lot of this will be funded on an ongoing basis out of some US cash, but a lot of it will be existing borrowing capital resources. Obviously, our business needs and our working capital fluctuation — fluctuates quite reasonably throughout the quarters, and throughout the quarter. And so at each quarter end, I’m — it will basically — will probably be about the same mix, little bit less in the US overall, because it is a US-funded acquisition.

And then your second question overall was the appetite for — or that was the third question. But I am going to answer your third, and I’ll ask you to repeat the second question. But on the share repurchases, yes, obviously this is a big use of capital. We will continue to evaluate the share repurchase program over time. But like we said initially, throughout — for the — or this whole year our bias was to further invest in the Company, and driving the business operations. So we’ll continue to look at it. But I would say I’d expect a much level of reduced or very opportunistic buys, but we’ll most likely curtail them.

And then last one–on the second question, it was on tangible net book value per share, there’s a little bit over–based upon preliminary estimates, and if you back out of the amortization expense, I did talk about, there is goodwill and potentially identifiable intangibles that are expensed on a non-cash basis. And that’s probably in the $450 million-plus range. So you’re talking about rough — close to $3.00 per net-net tangible asset per share impact, albeit obviously we’re going to make more income with the combined enterprise. So that’s going to drive net tangible assets back up fairly reasonably.

Brian Alexander—Raymond James & Associates—Analyst

Okay, thanks.

Bill Humes—Ingram Micro Inc—Senior EVP and CFO

Sure.

Operator

Our last question is a follow-up question from Craig Hettenbach of Goldman Sachs. Your line is open.

Craig Hettenbach—Goldman Sachs—Analyst

Yes, thank you. Alain, just following up on Ingram’s mobile business to date. I know there has been good growth, but profitability can be an issue. And I know for BrightPoint you’ll get some benefits of the services-related business, but anything by combining the two companies that could help you on the core distribution side of the handset business, from a margin perspective as you go forward?

Alain Monie—Ingram Micro Inc—President, COO

Yes, and I think the cross-selling opportunities are pretty compelling on both sides. In fact, by using our customer base and offering them the mobility services that BrightPoint has developed, that’s a cross selling opportunity that is fairly — we think fairly significant, but on the other direction as well. And so when you take our respective customer bases that have different needs on BrightPoint’s side, we think that our IT breadth will be also leveragable on that customer base in a significant way. So those two areas of cross-selling, respective cross-selling are important. SMB reach that we have is extremely important, as far as allowing the BrightPoint services and solutions to now be extended to that market as well.

Craig Hettenbach—Goldman Sachs—Analyst

Okay, thank you.

Operator

And now I will turn the call back over to Mr. Monie. Sir?

Alain Monie—Ingram Micro Inc—President, COO

Well, thank you very much to all of you. We appreciate you taking the time to learn more about why we re very excited about this transaction. It’s a key milestone in the execution of Ingram’s strategy, which we have clearly spelled out in November, and we continue to support through this acquisition. We have accomplished a lot to get this far, but we still have a lot of work to do. And we look forward to speaking with you when we close on this transaction, to provide some more details on what we expect will be a very successful acquisition for our combined vendors, for our partners, for our customers, our associates appear to be extremely happy with this, and, of course, for our shareholders. So thank you again for joining us today, and have a great week.

Operator

Thank you. This concludes today’s call. Thank you for participating, and you may disconnect at this time.

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